Contact:	Media Relations Mark Lake 212 762 6927	Media Relations Christy Pollak 914 225 6827
For Immediate Release

Morgan Stanley to Repurchase Auction Rate Securities

NEW YORK, August 11, 2008 – Morgan Stanley announced today that it will repurchase at par auction rate securities (ARS) that are held by its retail accounts and were purchased through the Firm prior to February 13, 2008.  Morgan Stanley has informed the appropriate authorities at the Office of the New York State Attorney General, the Office of the Secretary of State Illinois Securities Department (on behalf of the North American Securities Administrators Association), and the Securities and Exchange Commission’s Division of Enforcement with respect to these matters.

As part of our ongoing commitment to our clients, Morgan Stanley is announcing the following buy-back program:

●     Commencing no later than September 30, 2008, Morgan Stanley will offer to repurchase at par ARS held by all individuals, all charities and those small to medium sized businesses with accounts of $10 million or less (collectively, “retail clients”) that were purchased through the Firm prior to February 13, 2008, with the exception of those ARS where auctions are clearing or there is a scheduled redemption.  The Firm will keep this offer open until November 30, 2008.  The Firm anticipates that this buy-back program will result in repurchases from retail clients of approximately $4.5 billion.

●     Morgan Stanley will make whole any losses sustained by retail clients who purchased ARS through Morgan Stanley before Feb. 12, 2008, and sold such securities at a loss between that date and the date of this announcement.

●     Consistent with applicable regulatory rules, until Morgan Stanley actually provides for the liquidation of the securities on the schedule set forth above, on request, Morgan Stanley will provide no-cost loans to retail clients that will remain outstanding until the ARS are repurchased, and will reimburse retail clients for any interest costs incurred under any prior loan programs the Firm provided to its ARS customers.

●     To the extent that a retail client has incurred consequential damages beyond the loss of liquidity in the retail client's holdings of ARS, Morgan Stanley will participate in a special arbitration process that the retail client may elect, and that will be overseen by FINRA, whereby Morgan Stanley will not contest liability for any alleged misrepresentations and omissions concerning the ARS, but may challenge the existence or amount of any consequential damages; the arbitration claim will be heard by a single, non-industry arbitrator.

●     Morgan Stanley will use its best efforts to provide liquidity solutions for its institutional investor base, including continuing to work with issuers and other interested parties on capital markets solutions, financing options and market liquidity, with the goal of resolving institutional investor clients’ liquidity concerns no later than the end of 2009.  Institutional clients who purchased ARS after February 13, 2008, as well as institutional clients who hold ARS where the auctions are clearing will be excluded from the program.

Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 33 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

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